Exhibit 99.7

Consent of Chen Chen

In connection with the filing by Tong Ying Group of the Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Tong Ying Group in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 15, 2024

/s/ Chen Chen
Chen Chen